Exhibit 10.22

Paul Riss

September 19th, 2022

RE: INDEPENDENT DIRECTOR INVITATION

Dear Paul,

I am pleased to formally invite you to join the Monogram Orthopaedics Inc. ("Monogram") Board of directors. As you know, Monogram is a medical technology company commercializing the next generation of joint replacement implants and surgical robotics.

We are highly impressed by your career accomplishments, and we are confident your experience will help us advance our mission to improve patient outcomes in the field of orthopaedics.

In accordance with the bylaws of the Company, your primary duties during your Directorship Term will be to chair the audit committee and participate in telephonic board meetings that will generally be held quarterly and to attend, if so, held in person and to the best of your abilities, one in-person meeting to be held on an annual basis.

Your Directorship Term shall be until you elect to resign or the termination of your position. During the Directorship Term, the Company shall reimburse all reasonable out-of-pocket expenses incurred in attending any in-person meetings. The Company also agrees to indemnify you for your activities as a member of the Board to the fullest extent permitted under applicable law. It shall use its best efforts to maintain Directors and Officers Insurance benefitting the Board. Also, as a Director, you shall receive 15,000 options at a strike price of $3.34. The vesting schedule shall be as follows; 25% of the Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; provided that you continue to have a Service Relationship with the Company at such time. Thereafter, the remaining 75% of the Shares shall vest and become exercisable in six equal 6-month installments over the three years following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company on each vesting date.

In addition, the Company shall compensate you at a rate of $30,000 per annum in consideration for the services performed as a director of the Company. Please note that your board position would be effective pending a vote of approval from our shareholders.

Paul, it is my great pleasure to extend this invitation. I appreciate your consideration of this opportunity to become a board member of Monogram. If you have any questions, please don't hesitate to reach me by phone at (626) 399-6981 or via email at sexson@monogramorthopedics.com.

Sincerely,

/s/ Benjamin Sexson
Benjamin Sexson
Director, Monogram Orthopaedics Inc.
Date: 9/19/2022

ACCEPTED AND AGREED:

/s/ Paul Riss
Paul Riss
Date: 9/19/2022

3913 Todd Lane, Suite 307, Austin, TX 78744